Exhibit (d)(3)

INVESTMENT ADVISORY AGREEMENT

AGREEMENT, effective commencing on April 1, 2008 between CAPSTONE ASSET MANAGEMENT COMPANY ("Adviser") and STEWARD FUNDS INC. ("Fund") on behalf of Steward Global Equity Income Fund ("Series").

WHEREAS, the Fund is a Maryland corporation organized under Articles of Incorporation dated May 11, 1992, ("Articles"), is authorized to divide and classify its shares of beneficial interest into separate series of shares and is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end, diversified management investment company;

WHEREAS, the Series is a separate series of the Fund's shares of beneficial interest;

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 ("Advisers Act");

WHEREAS, the Fund wishes to retain the Adviser to render investment advisory services to the Series and the Adviser is willing to furnish such services to the Series;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Fund and the Adviser as follows:

1.

Appointment. The Fund hereby appoints the Adviser to act as investment adviser to the Series for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

2.

Investment Advisory Duties. Subject to the supervision of the Directors of the Fund, the Adviser will (a) provide a program of continuous investment management for the Series in accordance with the investment objectives, policies and limitations of the Series as stated in the Fund's prospectus and Statement of Additional Information included as part of the Fund's Registration Statement filed with the Securities and Exchange Commission, as they may be amended from time to time, copies of which shall be provided to the Adviser by the Fund; (b) make investment decisions for the Series; and (c) place orders to purchase and sell securities for the Series.

In performing its investment management services to the Series hereunder, the Adviser will provide the Series with ongoing investment guidance and policy direction, including oral and written research, analysis, advice, statistical and economic data and judgments regarding individual investments, general economic conditions and trends and long-range investment policy. The Adviser will determine the securities, instruments, currencies, repurchase agreements, futures, options and other investments and techniques that the Series will purchase, sell, enter into or use, and will provide an ongoing evaluation of the portfolio of the Series. The Adviser will determine what portion of the portfolio of the Series shall be invested in securities and other assets and what portion, if any, should be held uninvested.

The Adviser further agrees that it will:

(a)

comply with the 1940 Act and all rules and regulations thereunder, the Advisers Act, the Internal Revenue Code, as amended, ("Code") and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Directors;

(b) use reasonable efforts to manage the Series so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Code and regulations issued thereunder;

(c)

place orders pursuant to its investment determinations for the Series directly with the issuer, or with any broker or dealer, in accordance with applicable policies expressed in the Fund's prospectus and/or Statement of Additional Information with respect to the Series and in accordance with applicable legal requirements;

(d)

furnish to the Series whatever statistical information the Series may reasonably request with respect to the Series's assets or contemplated investments. In addition, the Adviser will keep the Series and the Directors informed of developments materially affecting the Series's portfolio and shall, on the Adviser's own initiative, furnish to the Series and the Fund from time to time whatever information the Adviser believes appropriate for this purpose;

(e)

make available to the Series's administrator, Capstone Asset Management Company ("Administrator"), and the Series, promptly upon their request, copies of all its investment records and ledgers with respect to the Series to assist the Administrator and the Series in their compliance with applicable laws and regulations. The Adviser will furnish the Directors with such periodic and special reports regarding the Series as they may reasonably request;

(f)

immediately notify the Fund in the event that the Adviser or any of its affiliates: (1) becomes subject to a statutory disqualification that prevents the Adviser from serving as investment adviser pursuant to this Agreement; or (2) has been the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission ("SEC") or other regulatory authority. The Adviser further agrees to notify the Fund immediately of any material fact known to the Adviser respecting or relating to the Adviser that is not contained in the Fund's Registration Statement with respect to the Series, or any amendment or supplement thereto, and of any statement contained therein that becomes untrue in any material request.

3.

Allocation of Charges and Expenses. Except as otherwise specifically provided in this section 3, the Adviser shall pay the compensation and expenses of all its directors, officers and employees who serve as officers and executive employees of the Fund (including the Fund's share of payroll taxes) and of all Directors of the Fund who are interested persons of the Adviser, and the Adviser shall make available, without expense to the Fund or the Series, the service of its directors, officers and employees who may be duly elected officers of the Fund, subject to their individual consent to serve and to any limitations imposed by law.

The Adviser shall not be required to pay any expenses of the Fund or the Series other than those specifically allocated to the Adviser in this section 3. In particular, but without limiting the generality of the foregoing, the Adviser shall not be responsible, except to the extent of the reasonable compensation of such of the Fund's employees as are directors, officers or employees of the Adviser whose services may be involved, for the following expenses of the Fund or the Series: organization and certain offering expenses of the Series (including out-of-pocket expenses, but not including the Adviser's overhead and employee costs); fees payable to the Adviser and to any other advisers or consultants to the Fund or the Series; legal expenses; auditing and accounting expenses; interest expenses; telephone, telex, facsimile, postage and other communications expenses; taxes and governmental fees; fees, dues and expenses incurred by or with respect to the Series in connection with membership in investment company trade organizations; cost of insurance relating to fidelity coverage for the Fund's officers and employees, fees and expenses of the Series's Administrator or of any custodian, subcustodian, transfer agent, registrar, or dividend disbursing agent of the Fund on behalf of the Series; payments for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists; expenses in connection with the issuance, offering, distribution or sale of securities issued by the Series; expenses relating to investor and public relations; expenses of registering and qualifying shares of the Series for sale; freight, insurance and other charges in connection with the shipment of the Series's portfolio securities; brokerage commissions or other costs of acquiring or disposing of any portfolio securities or other assets of the Series, or of entering into other transactions or engaging in any investment practices with respect to the Series; expenses of printing and distributing prospectuses, Statements of Additional Information, reports, notices and dividends to shareholders; costs of stationery; any litigation expenses; costs of shareholders' and other meetings; the compensation and all expenses (specifically including travel expenses relating to the business of the Fund or the Series) of Directors, officers and employees of the Fund who are not interested persons of the Adviser or Administrator; and travel expenses (or an appropriate portion thereof) of Directors and officers of the Fund who are directors, officers or employees of the Adviser or the Administrator to the extent that such expenses relate to attendance at meetings of the Board of Directors of the Fund or any committees thereof or advisers thereto.

The Adviser shall not be required to pay expenses of any activity which is primarily intended to result in sales of shares of the Series if and to the extent that (i) such expenses are assumed or required to be borne by the Series's principal underwriter or some other party, or (ii) the Fund on behalf of the Series shall have adopted a plan in conformity with Rule 12b-1 under the 1940 Act providing that the Series (or some other party) shall assume some or all of such expenses. The Adviser shall be required to pay such of the foregoing sales expenses as are not assumed or required to be paid by the principal underwriter of the Series or some other party or are not permitted to be paid by the Series (or some other party) pursuant to such a plan.

4.

Compensation. As compensation for the services provided and expenses assumed by the Adviser under this Agreement, the Series will pay the Adviser at the end of each calendar month an advisory fee computed daily at the following rates based on the average daily net assets of the Series:

0.30% of the first $500 million
0.25% of the next $500 million
0.20% of assets over $1 billion

The "average daily net assets" of the Series shall mean the average of the values placed on the net assets of the Series as of 4:00 p.m. (New York time) on each day on which the net asset value of the Series is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if the Series lawfully determines the value of its net assets as of some other time on each business day, as of such other time. The value of net assets of the Series shall always be determined pursuant to the applicable provisions of the Articles and the Registration Statement. If, pursuant to such provisions, the determination of net asset value of the Series is suspended for any particular business day, then for the purposes of this section 4, the value of the net assets of the Series as last determined shall be deemed to be the value of its net assets as of the close of the New York Stock Exchange, or as of such other time as the value of the net assets of the Series may lawfully be determined, on that day. If the determination of the net asset value of the shares of the Series has been so suspended for a period including any month end when the Adviser's compensation is payable pursuant to this section, then the Adviser's compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Series as last determined (whether during or prior to such month). If the Series determines the value of the net assets of its portfolio more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this section 4.

5.

Books and Records. The Adviser agrees to maintain such books and records with respect to its services to the Fund on behalf of the Series as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable legal provisions, and to preserve such records for the periods and in the manner required by that Section, and those rules and legal provisions. The Adviser also agrees that records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are the property of the Fund and will be surrendered promptly to the Fund upon its request. And the Adviser further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder that may be requested in order to determine whether the operations of the Fund or the Series are being conducted in accordance with applicable laws and regulations.

6.

Standard of Care and Limitation of Liability. The Adviser shall exercise its best judgment in rendering the services provided by it under this Agreement. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Series in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Fund, the Series or to holders of shares of the Series to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement.

7.

Services Not Exclusive. It is understood that the services of the Adviser are not exclusive, and nothing in this Agreement shall prevent the Adviser from providing similar services to other investment companies (whether or not their investment objectives and policies are similar to those of the Series) or from engaging in other activities, provided such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Adviser's ability to meet its obligations to the Series and to the Fund hereunder. When the Adviser recommends the purchase or sale of a security for other investment companies and other clients, and at the same time the Adviser recommends the purchase or sale of the same security for the Series, it is understood that in light of its fiduciary duty to the Fund on behalf of the Series, such transactions will be executed on a basis that is fair and equitable to the Series. In connection with purchases or sales of portfolio securities for the account of the Series, neither the Adviser nor any of its directors, officers or employees shall act as a principal or agent or receive any commission. If the Adviser provides any advice to its clients concerning the shares of the Series, the Adviser shall act solely as investment counsel for such clients and not in any way on behalf of the Series.

8.

Duration and Termination. This Agreement shall continue with respect to the Series until April 1, 2010, and thereafter shall continue automatically with respect to the Series for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Directors or (ii) a vote of a majority of the outstanding voting securities of the Series (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Directors who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated with respect to the Series: (a) at any time without penalty by the Fund or the Series upon the vote of a majority of the Directors or by vote of the majority of the outstanding voting securities of the Series, upon sixty (60) days' written notice to the Adviser or (b) by the Adviser at any time without penalty, upon ninety (90) days' written notice to the Fund. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

9.

Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by an affirmative vote of (i) a majority of the outstanding voting securities of the Series, (ii) the Directors and (iii) a majority of the Directors who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

10.	Miscellaneous.

(a)

This Agreement shall be governed by the laws of the State of Maryland, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder.

(b) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(c)

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(d) Nothing herein shall be construed as constituting the Adviser as an agent of the Fund or the Series.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of ____________, 2008.

STEWARD FUNDS, INC., on behalf of Steward Global Equity Income Fund

By
Edward L. Jaroski, President

CAPSTONE ASSET MANAGEMENT COMPANY

By
Edward L. Jaroski, President